Exhibit 10.4
DEED OF INDEMNITY
This Deed of Indemnity is entered into effective as of November 1, 2007 between:
1)	Liberty Global, Inc., a Delaware corporation, for itself and on behalf of the other members of the LGI Group, as defined below (“LGI”), and

2)	Shane O’Neill of 25, Friars Stile Road, Richmond, Surrey, England (the “Employee”),
together the “Parties.” LGI has requested that the Employee execute and deliver this Deed of Indemnity for the benefit of the LGI Group as a condition to certain affiliates of LGI entering into contracts of employment with the Employee, and the Employee has indicated his willingness to do so. The LGI affiliates that will employ the Employee from time to time are referred to herein as the “Employers.”
In consideration of the mutual benefits to be derived hereby, and intending to be legally bound, the Parties agree as follows:
1)	To the extent that any tax, social security or retirement contribution, withholding or other levy imposed by a taxing authority in any jurisdiction worldwide in respect of any sums payable or benefits provided to the Employee under his contracts of employment with the Employers as in effect from time to time (collectively, “Tax”) is not collected at source and paid by the Employers to the authority that imposes the Tax, the Employee is responsible for the payment of such Tax and will pay such Tax as and when due. Without prejudice to the generality of the preceding sentence, this includes any Tax assessed on the Employers or the Employee in respect of compensation (including Tax assessed on any award of equity-based compensation and on the vesting and exercise thereof) and benefits provided under contracts of employment he may enter into with Chellomedia Services Ltd., Liberty Global Services II, LLC and other members of the LGI Group, but excludes any Tax assessed on Chellomedia Services Ltd. or any successor Employer in respect of the National Insurance Contribution required of employers in the United Kingdom related to Employee’s compensation under his contract of employment with Chellomedia Services Ltd. or any successor Employer.

As used in this Deed of Indemnity, “LGI Group” means all entities which are considered part of the same group for Tax purposes in any jurisdiction, and all entities that are Controlled by LGI or are under common Control with LGI, with “Control” meaning the power to control the management and policies of a person or entity, whether by ownership of voting interests, by contract or otherwise.

2)	The Employee hereby agrees to indemnify, defend and hold harmless the Employers and all other members of the LGI Group, and their respective owners, directors, officers, employees, agents, successors and assigns on a continuing basis from and against any and all claims, liabilities, losses, expenses, or demands (including attorneys’ and experts’ fees and costs of defense, appeal and settlement) incurred by them as a direct or indirect result of any claim, proceeding, action or investigation against or regarding the Employers or any member of the LGI Group in respect of any liability of the Employers or any member of the LGI Group to withhold or deduct an amount of Tax in respect of the compensation (including awards of equity-based compensation and the vesting and exercise thereof) and other benefits made or provided in connection with the Employee’s employment by the Employers in respect of his services to the Employers or any member of the LGI Group.

3)	Without prejudice to the generality of Section 2 above, the Employee’s obligations under Sections 1 and 2 apply to:
a.	any interest and penalties imposed, and costs incurred (including any tax advisors’ fees in connection with any investigation concerning the Employee’s services to members of the LGI Group) and any claim or demand made directly or indirectly in connection therewith, wherever arising; and

b.	any claim or demand which is made against one or more of the Employers or other members of the LGI Group as a result of the direct or indirect action of the Employers or any member of the LGI Group, including any negotiations or discussions with any relevant revenue authority, whether with or without the involvement of the Employee.
4)	The LGI Group and the persons and entities that are the beneficiaries of this Deed of Indemnity may make any arrangements which they consider appropriate to cover their actual or potential exposure to Tax in respect of the Employee’s services to the LGI Group, without prior notice to or consent of the Employee.

5)	Without prejudice to the generality of Section 4, the Employers reserve the right to withhold sums on account of any Tax due, or potentially due, to any revenue authority in respect of any compensation (including awards of equity-based compensation and the vesting and exercise thereof) payable and benefits provided to the Employee. The Employee hereby agrees that the Employers have the right to withhold at their sole discretion such amounts from compensation payable to the Employee under his contracts of employment with the Employers to meet any future expected or potential Tax obligation. For the purposes of this Section 5, the Employer has the sole discretion to determine whether or not any Tax is due or potentially due to any revenue authority.

6)	The Employers may require the Employee to provide security for the indemnity provided by the Employee under this Deed of Indemnity. The Employers may make such arrangements with the Employee as the Employers consider appropriate for the Employee to provide such security. This may include precautionary withholding, the establishment of a reserve or escrow account and any other arrangements as determined appropriate by the Employer. If any Employer holds monies as security in respect of the Employee’s indemnity, that Employer will arrange for the monies to be held in a separate reserve account on terms reasonably determined by the Employer.

7)	If an Employer gives notice to the Employee of any matter that may be subject to the indemnity provided by the Employee under this Deed of Indemnity, or requests the assistance and cooperation of the Employee in connection with any Tax that may be or become due, the Employee will provide his prompt assistance and cooperation to such Employer, including providing access to books and records of the Employee in all forms and media which are in the Employee’s possession or under his control, as requested by the Employer.

8)	The terms of this Deed of Indemnity are binding on the Parties during the Employee’s employment by any member of the LGI Group and following its termination, without limitation.

9)	This Deed of Indemnity will be governed by and construed in accordance with the internal laws of the State of Delaware, U.S.A., without reference to its conflicts of laws principles. The Parties hereby submit to the exclusive jurisdiction of the federal courts located in the City and County of Denver, Colorado in any action or proceeding to enforce or have interpreted this Deed of Indemnity, and irrevocably waive any defense they may have based on forum non conveniens. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

10)	Any notice permitted or required to be given hereunder will be in writing and will be given by courier service, or by facsimile followed by delivery of a copy by courier service, to the addresses or facsimile numbers set forth in this Deed.
     Executed and delivered as a deed as of the date first above written.
     Employee

/s/ Shane O’Neill

Facsimile:

Witness signature:	/s/ Neil Foulger

Witness name:	Neil Foulger
Witness address:	Michelin House, 81 Fulham Rd, London SW3 6RD

Date: October 24, 2007

LIBERTY GLOBAL, INC.

By:	/s/ Amy Blair

Name:	Amy Blair
Title:	Senior Vice President
Facsimile:

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